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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 SCHEDULE 13G/A



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                   445658-10-7
                                 (CUSIP Number)


                                 March 26, 2001
             (Date of Event which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[   ]  Rule 13d-1(c)
[ X ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 pages

                                                       SCHEDULE 13G/A

------------------------------------
CUSIP No.    445658-10-7
------------------------------------


-------- --------------------------------------------------------------------------------------------------------------
      1  NAMES OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         J.B. HUNT
-------- --------------------------------------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                          (A) [ ]
                                                                                                      (B) [X]
-------- --------------------------------------------------------------------------------------------------------------
         SEC USE ONLY

-------- --------------------------------------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
----------------------- ------------ ----------------------------------------------------------------------------------
   NUMBER OF SHARES               5  SOLE VOTING POWER
BENEFICIALLY OWNED BY                147,327
EACH REPORTING PERSON
         WITH
                        ------------ ----------------------------------------------------------------------------------
                                  6  SHARED VOTING POWER
                                     14,222,890
                        ------------ ----------------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     147,327
                        ------------ ----------------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     14,222,890
-------- --------------------------------------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,370,217
-------- --------------------------------------------------------------------------------------------------------------
     10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)              [ ]
         Not applicable
-------- --------------------------------------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         40.7%
-------- --------------------------------------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-------- --------------------------------------------------------------------------------------------------------------




                               Page 2 of 5 pages

                                                       SCHEDULE 13G/A

------------------------------------
CUSIP No.    445658-10-7
------------------------------------


-------- --------------------------------------------------------------------------------------------------------------
      1  NAMES OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Johnelle D. Hunt
-------- --------------------------------------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                          (A) [ ]
                                                                                                      (B) [X]
-------- --------------------------------------------------------------------------------------------------------------
         SEC USE ONLY

-------- --------------------------------------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------- ------------ ----------------------------------------------------------------------------------
  NUMBER OF
   SHARES                         5  SOLE VOTING POWER
BENEFICIALLY
  OWNED BY                           1,041
   EACH
REPORTING
PERSON WITH
                        ------------ ----------------------------------------------------------------------------------
                                  6  SHARED VOTING POWER
                                     14,222,890
                        ------------ ----------------------------------------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     1,041
                        ------------ ----------------------------------------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     14,222,890
-------- --------------------------------------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,223,931
-------- --------------------------------------------------------------------------------------------------------------
     10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)              [ ]

-------- --------------------------------------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         40.3%
-------- --------------------------------------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-------- --------------------------------------------------------------------------------------------------------------




                               Page 3 of 5 pages

Item 1.

         (a)      Name of Issuer:           J.B. Hunt Transport Services, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745

Item 2.

         (a)      Name of Person Filing:             J.B. Hunt
                                                     Johnelle D. Hunt

         (b)      Address of Principal Business Office or, if none, Residence:
                  615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745

         (c)      Citizenship:      United States of America

         (d)      Title of Class of Securities:  Common stock, $0.01 par value

         (e)      CUSIP Number:  445658-10-7

Item 3.

         Not applicable.

Item 4.  OWNERSHIP

         J.B. HUNT:

         (a)      Amount beneficially owned:14,370,217

         (b)      Percent of class:    40.7%


         (c)      Number of shares as to which the person has:
                  (i)     Sole power to vote or to direct the vote:                         147,327
                  (ii)    Shared power to vote or to direct the vote:                    14,222,890
                  (iii)   Sole power to dispose or to direct the disposition of:            147,327
                  (iv)    Shared power to dispose or to direct the disposition of:       14,222,890

         JOHNELLE D. HUNT:

         (a)      Amount beneficially owned:14,223,931

         (b)      Percent of class:    40.3%

         (c)      Number of shares as to which the person has:
                  (i)     Sole power to vote or to direct the vote:                           1,041
                  (ii)    Shared power to vote or to direct the vote:                    14,222,890
                  (iii)   Sole power to dispose or to direct the disposition of:              1,041
                  (iv)    Shared power to dispose or to direct the disposition of:       14,222,890



                               Page 4 of 5 pages

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

Item 7.  REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         By signing below, I certify that to the best of my knowledge and belief the securities referred to above were required, were acquired, and are held in the ordinary course of business, and were not acquired, and are not held for the purpose of, or with the effect of, changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with, or as a participant in, any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                                     J.B. HUNT


                                                     /s/  J.B. Hunt
                                                     ---------------------------

                                                     Date:
                                                          ----------------------

                                                     JOHNELLE D. HUNT


                                                     /s/  Johnelle D. Hunt
                                                     ---------------------------

                                                     Date:
                                                          ----------------------



                               Page 5 of 5 pages